Exhibit 3.1
CERTIFICATE OF OWNERSHIP
MERGING
XC ACQUISITION CORPORATION
INTO
XCORPOREAL, INC.
     XCORPOREAL, INC., a corporation organized under the laws of the State of Delaware
DOES HEREBY CERTIFY:
     1. Xcorporeal, Inc. is a corporation organized under the laws of the State of Delaware (the “Corporation”), which laws permit a merger of a corporation of that jurisdiction with a corporation of the same jurisdiction.
     2. XC Acquisition Corporation, a Delaware corporation, hereby merges with and into the Corporation, with the Corporation as the surviving corporation (the “Merger”) pursuant to a Merger Agreement dated August 10, 2007 (the “Merger Agreement”)
     3. The following is a copy of the resolutions adopted on August 8, 2007, by the Board of Directors of the Corporation approving the merger of XC Acquisition Corporation with and into the Corporation, with the Corporation as the surviving corporation:
     RESOLVED, that the Merger Agreement and the terms of the Merger presented by management to the Board be and hereby are approved;
     RESOLVED FURTHER that the Corporation enter into the Merger Agreement in substantially the form reviewed by the Board, and submit the Merger Agreement to the Corporation’s stockholders for their consideration with the Board’s recommendation that the stockholders of the Corporation vote in favor of the adoption of the Merger Agreement and the Merger;
     RESOLVED FURTHER that, pursuant to the Merger Agreement, the Corporation will become a wholly owned subsidiary of CT Holdings Enterprises, Inc.;
     RESOLVED FURTHER that, pursuant to the Merger Agreement, the Certificate of Incorporation and Bylaws of the Corporation become the Certificate of Incorporation and Bylaws of the Subsidiary;
     RESOLVED FURTHER that the officers of the Corporation are hereby authorized, directed and empowered to effectuate the Merger upon such terms and conditions as are set forth in the Merger Agreement;
     RESOLVED FURTHER that, the Merger Shares, when issued in accordance with the terms of the Merger Agreement, shall be validly issued, fully paid and nonassessable;

     RESOLVED FURTHER that, the officers of the Corporation are authorized to execute and deliver all documents and take whatever actions deemed necessary or advisable to comply with all applicable federal and state securities laws in connection with the Merger; and
     RESOLVED FURTHER that the officers of the Corporation are authorized and directed to execute and deliver the Merger Agreement and related documents for and on behalf of the Corporation with any changes therein or amendments thereto as such individuals deem appropriate, and to thereafter have the Corporation perform all of its obligations under the Merger Agreement and related documents.
     4. The Merger has been adopted, approved, certified, executed, and acknowledged by the Corporation in accordance with the laws under which it is organized.
     EXECUTED on this ___ day of August, 2007.

XCORPOREAL, INC. A Delaware Corporation
By:	/s/ Terren S. Peizer
Terren S. Peizer
Executive Chairman of the Board

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